Exhibit 17

FORM OF PROXY CARD

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned Shareholders of Capital One              Fund, a portfolio of Capital One Funds (the “Trust”), hereby appoints             ,                 ,              and             , or any one of them, proxies to act at the Special Meeting of Shareholders (the “Special Meeting”) to be held on             , 2008, at             , New Orleans, Louisiana, at          a.m. (Eastern Time) and at any adjournment thereof.

The proxies named will vote the shares represented by this proxy in accordance with the choices made on this ballot. Discretionary authority is hereby conferred as to all other matters as may properly come before the Special Meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF CAPITAL ONE FUNDS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

1.	To approve an Agreement and Plan of Reorganization providing for the (i) transfer of the net assets of the Capital One Fund to the Fidelity Fund in exchange solely for shares of beneficial interest of Fidelity Fund and (ii) distribution of such shares to shareholders of the Capital One Fund in complete liquidation of the Capital One Fund.

FOR	[ ]
AGAINST	[ ]
ABSTAIN	[ ]

YOUR VOTE IS IMPORTANT
Please complete, sign and return
this card as soon as possible.

Dated

Signature

Signature (Joint Owners)

Please sign this proxy exactly as your name appears on the books of the Trust. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

You may also vote your shares by touchtone phone by calling 1-800-    -

or through the Internet at www.            .com